EXHIBIT 10.5.1

FIRST AMENDMENT TO LEASE

                This FIRST AMENDMENT TO LEASE (this “Amendment”) is dated as of this __ day of November, 1999 by and between MONTAGUE LLC, a California limited liability company (“Landlord”), and ULTRATECH STEPPER, INC., a Delaware corporation (“Tenant”).

RECITALS

                A.            The Equitable Life Assurance Society of the United States (“Equitable”) and Tenant entered into a Lease dated September 10, 1993, as amended by that certain Agreement Defining Landlord’s Property dated January 1, 1994, those certain letter Agreements dated November 24, 1995, and January 5, 1996, and that certain Commencement of Term Agreement dated January 11, 1996 (collectively, the “Lease”), for premises (the “Premises”) with a street address of 3050 Zanker Road, San Jose, California, and more particularly described in the Lease.

                B.            Landlord acquired the property on which the Premises are located on or about January 29, 1997, and succeeded to the interest of Equitable as landlord under the Lease.

                C.            Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Lease.

AGREEMENT

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

                1.             Condition Precedent To Lease Amendment. This Amendment and the parties’ obligations hereunder are subject to the receipt by Landlord, no later than fifteen (15) business days after the date hereof, of the Lender’s Consent, as hereinafter defined. Landlord hereby agrees to use diligent efforts to obtain the Lender’s Consent by such date; however, if Landlord does not receive the Lender’s Consent by such date, this Amendment shall thereupon be deemed terminated and of no further force or effect, and neither party shall have any further rights, obligations, or liabilities hereunder. As used herein, the term “Lender’s Consent” means a written consent to this Amendment in form reasonably satisfactory to Landlord, executed by the holder of the promissory note secured by that certain Deed of Trust (encumbering the fee interest in the real property of which the Premises are a part) recorded on January 29, 1997, in the Official Records of Santa Clara County, California, at Series No. 13593424.

                2.             Term. Notwithstanding anything to the contrary contained in the Lease, the initial term of the Lease is hereby extended such that the Expiration Date (as defined in Section 2 of the Lease) shall be changed to January 31, 2011 (or such later date to make the term of the Lease co-terminus with the lease dated of eve date herewith between Landlord and Tenant for the building known as 2880 Junction Avenue, San Jose, California). The period of time from the original Expiration Date of April 3, 2005, through the new Expiration date of January 31, 2011, is referred to herein as the “Extension Period,” provided that the Extension Period shall be deemed part of the Lease Term (as defined in Section 3.L. of the Lease) for all purposes under the Lease.

                3.             Rent for Extension Period. Basic Rent for the Extension Period shall be the greater of (a) $1.68 per square foot per month for the first twelve (12) months of the Extension Period, increased by three percent (3%) per annum compounded at the end of each twelve (12) month period during the Extension Period, or (b) the Fair Market Rent (with annual increases) as determined pursuant to the terms of Section 4 below.

                4.             Fair Market Rent

                                (a)           For purposes hereof, “Fair Market Rent” shall mean, collectively, the Basic Rent and annual increases determined pursuant to the process described below. No earlier than nine (9) months and no later than six (6) months prior to the commencement of the Extension Period, Landlord shall notify Tenant in writing of Landlord’s estimate of Fair Market Rent for the Extension Period. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord’s statement as the Fair Market

Rent for the Extension Period, or (ii) elect to arbitrate Landlord’s estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Tenant to require arbitration of Fair Market Rent within such thirty (30) day period shall constitute acceptance of the Fair Market Rent for the Extension Period as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within sixty (60) days after the date of Tenant’s election, subject to extension for an additional fifteen (15) day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Basic Rent has been determined, Tenant shall pay Basic Rent at the rate calculated by Landlord, with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.

                                (b)           In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City of San Jose in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:

                                                (i)            Tenant shall make demand for arbitration in writing within thirty (30) days after service of Landlord’s determination of Fair Market Rent given under Section 4(a) above, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of similar industrial, research and development, or office space in the Silicon Valley area who would qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within fifteen (15) days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

                                                (ii)           In the event that two arbitrators are chosen pursuant to section 4(b)(i) above, the arbitrators so chosen shall, within fifteen (15) days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such fifteen (15) day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 4(b)(i). In the event they are unable to agree upon such appointment within seven (7) days after expiration of such fifteen (15) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the County of Santa Clara, acting in his private and not in his official capacity, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

                                                (iii)         Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within fifteen (15) days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

                                                (iv)          In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within fifteen (15) days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

                                                (v)            The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of the Lease or this Amendment.

                5.             Ratification. The Lease, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.

                6.             Miscellaneous.

                                (a)           Voluntary Agreement. The parties have read this Amendment and on the advice of counsel they have freely and voluntarily entered into this Amendment.

                                (b)           Attorney’s Fees. If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the losing party reasonable attorney’s fees and costs of suit.

                                (c)           Successors. This Amendment shall be binding on and inure to the benefit of the parties and their successors.

                                (d)           Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

                IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:

MONTAGUE LLC, a California limited liability company

By:	Montague Park Corporation, a California corporation

	By:	/s/ Henry D. Bullock
Henry D. Bullock, President

TENANT:

ULTRATECH STEPPER, INC., a Delaware corporation

By:	/s/ Bruce R. Wright
Name:	Bruce R. Wright
Title:	Chief Financial Officer

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